CERTIFICATE OF CONVERSION OF GENERAL PARTNERSHIP
                TO A LIMITED LIABILITY COMPANY

                             OF

                EMPIRE STATE BUILDING ASSOCIATES

        UNDER SECTION 1006 OF THE LIMITED LIABILITY COMPANY LAW

FIRST:     The general partnership was, in accordance with the
provisions of the Limited Liability Company Law, duly converted to a limited liability company.

SECOND:    The name of the general partnership was: EMPIRE STATE
BUILDING ASSOCIATES.

THIRD:     The name of the limited liability company is: EMPIRE
STATE BUILDING ASSOCIATES L.L.C.

FOURTH:    The county within this state in which the office of
the limited liability company is to be located is: New York.

FIFTH:     The Secretary of State is designated as the agent of
the limited liability company upon whom process against it may be served. The post office address within or without this state to which the Secretary of State shall mail a copy of process against the limited liability company served upon him or her is: Wien & Malkin LLP, 60 East 42nd Street, New York, New York 10165, Attn: Thomas N. Keltner, Jr.

SIXTH:     The limited liability company is to be managed by
(check the appropriate box):

     x  1 or more members
 	A class or classes of members
 	1 or more managers
	A class or classes of managers

IN WITNESS WHEREOF, this certificate has been subscribed this 30th day of September 2001, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

By /s/ Peter L. Malkin		Peter L. Malkin, Authorized Person
(signature)                     (name and capacity of signer)



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